                                                                    EXHIBIT 2.1

                            ASSETS PURCHASE AGREEMENT


                                  BY AND AMONG


                           NEW ARTS ACQUISITION, INC.
                            (A DELAWARE CORPORATION),


                            NATIONAL INSURANCE GROUP
                           (A CALIFORNIA CORPORATION),


                       AMERICAN REALTY TAX SERVICES, INC.
                            (A VIRGINIA CORPORATION),


                 AMERICAN REALTY TAX SERVICES OF NEW YORK, INC.
                            (A VIRGINIA CORPORATION),


                                       AND


                      EACH OF THE STOCKHOLDERS NAMED HEREIN


                                 AUGUST 15, 1997


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                            ASSETS PURCHASE AGREEMENT


            THIS ASSETS PURCHASE AGREEMENT (together with the appendices and schedules and exhibits hereto and thereto, the "Agreement") is made and entered into this 15th day of August, 1997, by and among (i) New Arts Acquisition, Inc., a Delaware corporation ("Purchaser"), (ii) National Insurance Group, a California corporation ("NAIG"), (iii) American Realty Tax Services, Inc., a Virginia corporation ("ARTS"), (iv) American Realty Tax Services of New York, Inc. (together with ARTS, "Seller"), and (v) Joseph A. Manelski, Marlene J. Manelski and David J. Manelski (individually, a "Stockholder" and collectively, the "Stockholders"). Certain terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                    RECITALS

            WHEREAS, Seller is engaged in business activities that include, among other things, providing life of loan and annual real estate tax service contracts and other tax services to its customers (collectively, "realty tax services");

            WHEREAS, such business has been carried on by American Realty Tax Services, Inc. and American Realty Tax Services of New York, Inc.;

            WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets, including, without limitation, all of the hardware, software and information used in connection with Seller providing realty tax services to its customers, assignment of each of the agreements pursuant to which such realty tax services are provided, and, as part of such sale and purchase, Purchaser is willing to assume certain of the specified liabilities of Seller pursuant to this Agreement; and

            WHEREAS, Stockholders own all of the issued and outstanding capital stock of Seller and desire to cause Seller to sell its assets pursuant to this Agreement and have approved of and consented to such sale from Seller to Purchaser.

            NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                   SECTION 1.
                                   DEFINITIONS

            For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

            "Accounts Receivable" is defined in Section A.11 of Appendix A hereto.

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            "Affiliates" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

            "Agreement" means this Agreement and the appendices and schedules and exhibits hereto and thereto.

            "Assumed Liabilities" is defined in Section 2.1(c).

            "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

            "Claim Notice" is defined in Section 9.4(b).

            "Closing" means the Closing on the Transactions.

            "Closing Date" is defined in Section 3.1.

            "Code" means the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder.

            "Confidential Information" is defined in Section 10.2.

            "Contract" means any written or, in the case of Seller, oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable law.

            "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable law.

            "Consulting Agreements" means the Consulting Agreements to be entered into as of the Closing Date between Purchaser and each of Joseph A. Manelski and Marlene J. Manelski, in substantially the form of Exhibit E hereto.

            "Default" means a breach, default or violation.

            "Disclosure Schedule" means the schedules to be prepared by Seller and the Stockholders in accordance with this Agreement (including without limitation the schedules specified in Appendix A).

            "Employee Benefit Plan" is defined in Section A.19(a)(iv) of Appendix A hereto.

            "Environmental Liabilities" is defined in Section A.13(c) of Appendix A hereto.

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            "Escrow Agent" means Tucker, Flyer & Lewis, a professional corporation, or another escrow agent acceptable to both Purchaser and Seller.

            "Escrow Agreement" means the Escrow Agreement among the Escrow Agent, Seller and Purchaser.

            "Excluded Assets" is defined in Section 2.1(b).

            "Excluded Liabilities" is defined in Section 2.1(d).

            "GAAP" means United States generally accepted accounting principles.

            "Hazardous Materials" is defined in Section A.13(a) of Appendix A hereto.

            "HSR Act" is defined in Section 6.6.

            "Indemnified Party" and "Indemnified Parties" is defined in Section 9.4.

            "Indemnifying Party" is defined in Section 9.4.

            "Intellectual Property" is defined in Section A.28(a) of Appendix A hereto.

            "IRS" means the Internal Revenue Service.

            "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, demand, assessment, judgment, loss, damage, punitive damages, deficiency, penalty, fine, interest (including, without limitation, penalties, fines or interest incurred as a result of a breach of a Contract with a customer or borrower of a customer), guaranty or endorsement of or by any Person (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), arising out of or related to any occurrence or occurrences prior to, at or after the date hereof.

            "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws) or preferential arrangement of any kind or nature whatsoever (including but not limited to any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) or Seller Third Party Consents.

            "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental or regulatory investigation or inquiry.

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            "Material Adverse Effect" means a material adverse effect on the
Seller Assets or the financial condition, revenues, cash flows, results of operations, liquidity, products, competitive position, customers and customer relations of Seller.

            "Material Contracts" is defined in Section A.15(b) of Appendix A hereto.

            "Notice Period" is defined in Section 9.4(b).

            "Ordinary Course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

            "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

            "Purchased Assets" means all of the Seller Assets other than the Excluded Assets.

            "Purchaser Indemnified Party" and "Purchaser Indemnified Parties" is defined in Section 9.1.

            "Purchaser Note" is defined in Section 2.2(c).

            "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including but not limited to those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

            "Related Party Contracts" is defined in Section 7.11.

            "Seller Assets" means all of the assets, properties, claims, Contracts, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated, whether or not reflected in the most recent financial statements, that Seller has a right, title or interest to or in and whether or not used by Seller in the Seller Business.

            "Seller Balance Sheet" is defined in Section A.9 of Appendix A hereto.

            "Seller Balance Sheet Date" means June 30, 1997.

            "Seller Benefit Arrangement" is defined in Section A.19(a)(ii) of Appendix A hereto.

            "Seller Business" means the entire business, operations and facilities of Seller unless otherwise specified.

            "Seller Financial Statements" is defined in Section A.9 of Appendix A hereto.

            "Seller Indemnified Party" and "Seller Indemnified Parties" is defined in Section 9.2.

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            "Seller's knowledge" means the actual knowledge of any Stockholder or Seller's directors or officers or the key employees set forth on Exhibit C hereto, and such knowledge as any Stockholder and/or Linda Ripperger should have obtained upon reasonable inquiry.

            "Seller Plan" is defined in Section A.19(a)(iii) of Appendix A hereto.

            "Seller Third Party Consents" is defined in Section A.15(d) of Appendix A hereto.

            "Stockholders' Release" means the releases executed by each of the Stockholders in favor of Seller and Purchaser in the form of Exhibit F hereto.

            "Stockholders' Representative" means Joseph A. Manelski or such other person as may be designated by the Stockholders.

            "Tax" is defined in Section A.21 of Appendix A hereto.

            "Tax Returns" is defined in Section A.21(a) of Appendix A hereto.

            "Transaction Documents" means this Agreement, the Consulting Agreements, the Escrow Agreement, the Stockholders' Release and the other agreements and documents contemplated hereby and thereby.

            "Transactions" means the transactions contemplated by the Transaction Documents.

                                   SECTION 2.
                       ASSETS PURCHASE AND RELATED MATTERS

            2.1 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.

                (a) Transfer of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of the Purchased Assets, free and clear of all Liens. Such Purchased Assets, include, without limitation, those set forth in Exhibit A. Prior to Closing, Purchaser may elect to assign to its Affiliates the right to receive all or any portion of the Purchased Assets, provided that such Affiliate agrees to be bound by the terms of this Agreement as if it were the Purchaser hereunder. Upon notice of such election prior to Closing, Seller shall sell, transfer, convey, assign and deliver to any such Affiliate or Purchaser those Purchased Assets as are specified by Purchaser in the form(s) of Indenture and Bill of Sale attached hereto as Exhibit D. Subject to the provisions of Section 2.2(e) below, Seller agrees that Purchaser may allocate the Purchase Price among Purchaser and its Affiliates in any manner Purchaser shall determine.

                (b) Excluded Assets. Seller shall not sell, transfer, convey, assign or deliver any of the following Seller Assets (the "Excluded Assets"):

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                    (i) the originals of corporate seals, certificates of
incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

                    (ii) the rights which accrue or will accrue to Seller under this Agreement;

                    (iii) cash (except such amounts held by Seller or the Stockholders in trust for the benefit of any third party and, in the case of Stockholders, only if such amounts relate to Seller's business) and any other assets specifically described on Schedule 2.1(b) of the Disclosure Schedule ;

                    (iv) any Seller Assets which Purchaser, in its sole discretion, s not to purchase by providing written notice to Seller at or prior to the Closing.

                (c) Assumption of Liabilities. Subject to the terms and conditions hereof, at the Closing, Purchaser shall assume and be liable and responsible only for those Liabilities of Seller, the Stockholders and their Affiliates that are specified on Schedule 2.1(c) of the Disclosure Schedule (the "Assumed Liabilities").

                (d) Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, neither Purchaser nor any Affiliate of Purchaser shall assume, or otherwise be liable or responsible for, any Liabilities of Seller or the Stockholders, whether arising out of occurrences prior to, at or after the date hereof ("Excluded Liabilities"). Without in any way limiting the generality of the foregoing, Excluded Liabilities shall include any and all Liabilities, other than Assumed Liabilities, relating to (i) any federal, state or local Tax Liabilities (including, without limitation, Tax Liabilities incurred by the parties in connection with this Transaction), (ii) any Liabilities arising out of the breach by Seller or Stockholders of any Contract, (iii) any Environmental Liabilities, (iv) any product liability or similar claim or (v) any Liability arising prior to or accruing upon or resulting solely from Closing relating to any employees, agents or independent contractors of Seller, whether or not employed by Purchaser after Closing, or under any Seller Benefit Arrangement or Seller Plan. Seller will continue to operate as an ongoing corporate entity following the Closing Date and Seller or the Stockholders, as the case may be, shall be liable and responsible for any and all Excluded Liabilities

            2.2 PURCHASE PRICE. Subject to the terms and conditions of this Agreement and, in the case of Sections 2.2(a) and (b), the Escrow Agreement, Purchaser shall pay the Purchase Price in an aggregate amount not to exceed Thirteen Million Two Hundred and Sixty Seven Thousand Nine Hundred and Forty Two Dollars ($13,267,942), in accordance with the following schedule:

                (a) Purchaser shall pay by check to Escrow Agent in trust the sum of One Million Dollars ($1,000,000), at the time of execution of this Agreement;

                (b) Purchaser shall pay by check to Escrow Agent in trust the additional sum of One Million Dollars ($1,000,000), on the day which is thirty
(30) days after the date of

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execution of this Agreement, or, if such day is not a business day, the first business day thereafter, provided that Seller has complied with the terms of this Agreement and that Purchaser has not terminated this Agreement pursuant to
Section 11.1 hereof;

                (c) On the Closing Date, the amounts deposited with Escrow Agent under Sections 2.2(a) and (b) above shall be paid to Seller and Purchaser shall pay to Seller the sum of Seven Million Two Hundred Sixty Seven Thousand Nine Hundred and Forty Two Dollars ($7,267,942), in immediately available funds (the "Cash Purchase Price"), provided that Purchaser has not terminated this Agreement pursuant to Section 11.1 hereof;

                (d) (1) On April 25, 1998, Purchaser shall pay to Seller (fifty percent in cash and fifty percent by promissory note in the form of the Purchaser Note attached hereto as Exhibit B) $2.29 for every dollar of revenue received from Designated Agreements (as defined below) in excess of Seven Million Ninety Two Thousand Dollars ($7,092,000) for the twelve (12) month period beginning April 1, 1997, and ending on and including March 31, 1998 (the "Measurement Period"), if any, up to a maximum aggregate payment of cash and Purchaser Note pursuant to this subsection of Four Million Dollars ($4,000,000). "Designated Agreements" are those contracts (i) in full force and effect on the Closing Date pursuant to which Seller has agreed to provide realty tax services to its customers and (ii) set forth on Schedule 2.2(d).

                    (2) On April 25, 1998, Purchaser shall pay unpaid interest and principal then due and owing for the period from the Closing Date through and including March 31, 1998, pursuant to the terms of the Purchaser Note which shall provide for a simple interest rate of Eight (8%) per annum.

                    (3) By way of example, if revenues from Designated Agreements are Ten Million Ninety Two Thousand Dollars ($10,092,000), Purchaser shall, on April 25, 1998, (i) pay by wire transfer to Seller Two Million Dollars ($2,000,000) (representing the 50% cash portion of the payment due under this subsection) plus an amount equal to unpaid interest and principal then due and owing on the Purchaser Note for the period beginning on the Closing Date and ending on March 31, 1998, and (ii) issue to Seller a Purchaser Note in the face amount of $2,000,000.

                    (4) By way of further example, if revenues from Designated Agreements are Eight Million Ninety Two Thousand Dollars ($8,092,000), Purchaser shall, on April 25, 1998, (i) pay by wire transfer to Seller One Million One Hundred Forty Five Thousand Dollars ($1,145,000) (representing the 50% cash portion of the payment due under this subsection) plus an amount equal to the unpaid interest and principal then due and owing for the period beginning on the Closing Date and ending on March 31, 1998, and (ii) issue to Seller a Purchaser
Note in the face amount of $1,145,000.

                    (5) By way of further example, if revenues from Designated Agreements are $6,000,000, Purchaser shall not owe any payment, by way of wire transfer or Purchaser Note, to Seller pursuant to this Section 2.2(d).

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                    (6) In the event that any Designated Agreement is terminated during the Measurement Period, then, for purposes of the computation in Section 2.2(d)(1) above, revenues generated during the Measurement Period from contracts entered into after Closing between Seller and any of the parties listed as "Pipeline Parties" on Schedule 2.2(d)-1 shall be included, not to exceed the revenues of the terminated Designated Agreement for the balance of the Measurement Period (annualized based on revenues received from such terminated Designated Agreement for the Measurement Period).

                    (7) Purchaser may, to the extent permitted under Section 9.7 below, set-off against any payments otherwise payable to Seller under this Agreement, including, without limitation pursuant to this Section 2.2(d), any claims Purchaser may have with respect to Seller or Stockholders, including any indemnification claim arising under Section 9.

                (e) The Purchase Price (and all other capitalizable costs) shall be allocated among the Purchased Assets for all purposes (including but not limited to financial accounting and tax purposes) in accordance with an allocation schedule to be negotiated between Seller and Purchaser in good faith. In the event that Seller and Purchaser are able to agree upon such an allocation schedule, each of the parties hereto hereby covenants and agrees with the other that it will not take a position on any income tax return, before any governmental agency charged with collection of any income tax or in any judicial proceeding that is any way inconsistent with such agreed upon allocation.

            2.3 GUARANTEE. Subject to the rights and defenses available to Purchaser under this Agreement, NAIG hereby unconditionally guarantees to Seller and the Stockholders the prompt payments by Purchaser of (i) the Two Million Dollars ($2,000,000) to Escrow Agent pursuant to Section 2.2(a) and (b), (ii) the Cash Purchase Price and (iii) amounts due and owing to Seller pursuant to the Section 2.2(d), each in accordance with and subject to the terms of this Agreement. This is a guaranty of performance and not merely ultimate collection. Upon a default by Purchaser on any of the foregoing payments, Seller and the Stockholders shall be free to assert their rights and remedies against NAIG without first pursuing Purchaser.


                                   SECTION 3.
                                     CLOSING

            3.1 CLOSING. Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to Section 11.2, the consummation of the Transactions shall take place in the Commonwealth of Virginia, on October 1, 1997, providing that all conditions to Closing shall have been satisfied or waived, or at such other place, time or date as the parties may mutually agree, which date shall be referred to as the "Closing Date"; provided, if Closing shall not occur on or before October 1, 1997, because the Closing conditions to Purchaser's obligations have not been satisfied, then Purchaser can extend the time of Closing until such date as Seller and Stockholders shall have fulfilled the Closing conditions, but in all events, not later than November 30, 1997; provided, further, that Purchaser may, at its sole election, specify an earlier Closing Date if all the Closing conditions have been satisfied or waived.

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            3.2 DELIVERIES.

                (a) Seller Deliveries. Seller will deliver to Purchaser the following at Closing:

                    (i) a duly executed Bill of Sale in the form annexed hereto as Exhibit D or in such other form as is reasonably acceptable to Purchaser;

                    (ii) executed copies of all consents (including each of the Seller Third Party Consents referred to in Schedule A.15 of the Disclosure Schedule);

                    (iii) assignments of all leases described in Schedule A.14 of the Disclosure Schedule;

                    (iv) assignments of all Intellectual Property as set forth in Schedule A.28 of the Disclosure Schedule;

                    (v) all documents or data (whether in written, printed or computer form) containing or relating in any way to the Purchased Assets;

                    (vi) all such other endorsements, assignments and other instruments as, in the reasonable opinion of Purchaser or Purchaser's counsel, are necessary to transfer to or vest in Purchaser good and marketable title to the assets to be transferred to Purchaser pursuant to this Agreement;

                    (vii) all other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions, including but not limited to those contemplated by
Section 6; and

                    (viii) Seller's and Stockholders' compliance certificates required by Section 7.13 hereof.

                (b) Purchaser Deliveries. Upon the terms and subject to the conditions contained herein, Purchaser shall deliver to Seller:

                    (i) the Purchase Price in accordance with Section 2.2 hereof; and

                    (ii) at Closing, an instrument of assumption in a form reasonably acceptable to counsel for Seller, evidencing Purchaser's assumption, pursuant to Section 2.1(c), of the Assumed Liabilities.

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                                   SECTION 4.
            REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS

            To induce Purchaser to enter into this Agreement and to consummate the Transactions, Seller and each of the Stockholders, jointly and severally, represent and warrant to Purchaser as set forth in Appendix A hereto, which representations and warranties are incorporated in this Section 4 by reference and made a part of this Agreement. These representations and warranties are an integral part of this Agreement.


                                   SECTION 5.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            To induce Seller and Stockholders to enter into this Agreement and to consummate the Transactions, Purchaser represents and warrants to Seller and to the Stockholders as set forth in Appendix B hereto, which representations and warranties are incorporated in this Section 5 by reference and made a part of this Agreement. These representations and warranties are an integral part of this Agreement.


                                   SECTION 6.
                               COVENANTS OF SELLER

            6.1 ACCESS TO INFORMATION; CONFIDENTIALITY.

                (a) Between the date of this Agreement and the Closing Date, from 7:00 a.m. until 10:00 p.m. each and every day of the week, Seller will afford to the officers and designated agents and representatives of Purchaser access to (i) all of the sites, properties, books and records of Seller and (ii) such additional financial and operating data and other information as to the business and properties of Seller as Purchaser may from time to time reasonably request, including without limitation, access upon reasonable request to Seller's employees (including its managers and executive staff at Seller's headquarters), customers (provided that Seller and Purchaser shall mutually designate customers to be contacted and the content of any such communications shall be mutually agreed), vendors, suppliers and creditors for due diligence inquiry. The Stockholders and Seller will cooperate with Purchaser, its representatives, agents, auditors and counsel in the preparation of any documents or other material which may be required in connection with this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Transactions, unless Purchaser, in its sole discretion, consents in writing to such modification. Purchaser will promptly notify Seller if Purchaser becomes aware that any representation or warranty of Seller or the Stockholders is untrue or inaccurate in any material respect or if Seller or the Stockholders are in breach of this Agreement. Seller and the Stockholders shall have a reasonable opportunity, not to exceed ten (10) business days, to cure any such untruth, inaccuracy or breach so long as (i) the result of such cure does not materially and adversely affect Seller's business or, in Purchaser's sole judgement, the value thereof, and (ii) such untruth, inaccuracy or breach was committed

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innocently and unknowingly by Seller and the Stockholders. The delivery of, or the failure to deliver, any notice pursuant to this Section 6.1(a) shall not, without the express written consent of Purchaser, be deemed to (x) modify the representations or warranties hereunder of Seller or the Stockholders, (y) modify the conditions set forth in Section 7 or (z) limit or otherwise affect the remedies available hereunder to Purchaser.

                (b) Seller and each of the Stockholders (on behalf of themselves and their Affiliates) recognizes and acknowledges that he, she or it has in the past, currently has, and in the future may possibly have, access to certain Confidential Information relating to the Purchased Assets, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Purchased Assets. If the Transactions are consummated and Closing occurs, Seller and each of the Stockholders agrees that he, she or it will not disclose Confidential Information with respect to the Purchased Assets to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Purchaser and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 6.1(b), unless (i) such information becomes known to the public generally through no fault of Seller or any Stockholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party upon advice of counsel reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (ii) or (iii) above, Seller or the Stockholder (as applicable) shall give prior written notice thereof to Purchaser and provide Purchaser with the reasonable opportunity to contest such disclosure and shall reasonably cooperate with efforts to prevent such disclosure. The existence of this Agreement, as well as the subject matter and contents hereof, shall be deemed to be Confidential Information until Purchaser notifies Seller and Stockholders to the contrary.

                (c) Purchaser and NAIG (on behalf of themselves and their Affiliates) recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain Confidential Information of Seller, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller's business. Purchaser agrees that, unless there is a Closing, they will not use for their own or any other Person's benefit, nor will they disclose Confidential Information with respect to Seller to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Seller and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this
Section 6.1(c), unless (i) such information becomes known to the public generally through no fault of Purchaser, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (ii) or (iii) above, Purchaser shall give prior written notice thereof to Seller and provide Seller with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

            6.2 CONDUCT OF BUSINESS PENDING CLOSING. Except as requested or agreed to in writing by Purchaser (which consent shall not be unreasonably withheld), between the date hereof

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and the Closing Date, Seller will, and the Stockholders in their capacity as directors will cause Seller to:

                (a) except as provided in Schedule 6.2(a) of the Disclosure Schedule, carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                (b) maintain its properties and facilities, including, but not limited to, those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

                (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

                (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

                (f) maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

                (g) except as provided in Schedule 6.2(g) of the Disclosure Schedule, maintain present debt and lease instruments under which Seller is obligated and not enter into new or amended debt or lease instruments; and

            6.3 PROHIBITED ACTIVITIES. Except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), between the date hereof and the Closing Date, Seller will not:

                (a) make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

                (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

                (c) declare, promise or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, other than Tax payments or distributions permitted by Section 6.3(d), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

                (d) enter into any Contract or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice, in an amount in excess of $25,000, including without limitation contracts to provide services to customers, or enter into any series of contracts or commitments or incur or agree to incur any liabilities or make any capital expenditure or guarantee any indebtedness in an aggregate amount in excess of $100,000; provided, however, Seller may make Tax payments on behalf of the Stockholders or make distributions to Stockholders to enable them to pay their Taxes in an aggregate amount not to exceed $250,000;

                (e) increase the compensation payable or to become payable or make any other payment to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Seller Plan or Seller Benefit Arrangement; or grant any severance or termination pay;

                (f) employ, or agree to employ, or otherwise retain as a consultant or independent contractor, any Person for more than $30,000 per year, or any two or more such Persons for more than an aggregate amount of $60,000 per year, in each case on a gross basis; provided, however, Seller may employ a Person to replace each employee who resigned or was otherwise terminated after the date of this Agreement at the same or less salary level; provided, further, that any such Person shall be employed pursuant to an agreement which may be terminated by Purchaser by giving not more than one month notice to such Person and without any liability to Purchaser or Seller other than the obligation to pay salary for one month;

                (g) create or assume any Lien upon any assets or properties whether now owned or hereafter acquired;

                (h) sell, assign, lease, rent, hypothecate, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business;

                (i) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to Seller;

                (j) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                (k) waive any material rights or claims of Seller, provided that Seller may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                (l) commit a material breach of or amend or terminate any Contract, permit, license or other right;

                (m) enter into any Contract with a Stockholder or an Affiliate of Seller;

                (n) enter into any other transaction (i) that is not negotiated or entered into at arm's length with a third party that is not a Stockholder or an Affiliate of Seller or (ii) outside the ordinary course of business or (iii) prohibited hereunder;

                (o) commence a lawsuit other than for routine collection of bills;

                (p) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

                (q) take any action that is designed or intended to have the effect of discouraging any employee, customer, lessor or other Person from maintaining the same business relationship with Purchaser after the Closing as it maintained with Seller and its Affiliates prior to Closing; or

                (r) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 6.3(a) through (q) above, or any action which would make any of the representations and warranties of Seller and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Sections 7 and 8 not being satisfied.

            6.4 EXCLUSIVITY. None of the Stockholders, Seller, or any of their Affiliates, agents, officers, directors or any representatives will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage, initiate or assist the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person other than Purchaser or its designated representatives and agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Seller or a merger, consolidation or business combination of Seller. In addition to the foregoing, if Seller or any Stockholder receives any unsolicited offer, proposal or indication of interest, or has actual knowledge of any unsolicited offer, proposal or indication of interest, relating to any of the above, Seller or such Stockholder shall immediately notify Purchaser in writing thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal, and provide Purchaser with a copy of all writings relating to such offer, proposal or indication of interest.

            6.5 [Intentionally omitted.]

            6.6 COOPERATION IN OBTAINING REQUIRED CONSENTS AND APPROVALS. Each party hereto shall cooperate in obtaining all consents and approvals required by
Section 7.5 (which shall nonetheless continue to be the responsibility of the Stockholders and Seller), including without limitation Seller Third Party Consents set forth on Schedule A.15 of the Disclosure Schedule. In connection therewith, if required, Purchaser shall file all notices and other information and documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") as promptly as practicable after the date hereof.

            6.7 FULFILLMENT OF CONDITIONS. Seller shall use commercially reasonable efforts to fulfill the conditions specified in Section 6 to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes, without limitation, (a) the execution and delivery of the Transaction Documents, (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including but not limited to conducting the Seller Business in such manner that on the Closing Date the representations and warranties of Seller contained herein shall be accurate as though then made, except as contemplated by the terms hereof), (c) terminating the Related Party Contracts and (d) executing the Stockholders' Release.

            6.8 DISCLOSURE OF CERTAIN MATTERS. During the period from the date hereof through the Closing Date, Seller shall give Purchaser prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of Seller contained herein to be inaccurate or otherwise misleading, (c) gives Seller any reason to believe that any of the conditions set forth in Section 9 will not be satisfied prior to the termination of this Agreement, or (d) is of a nature that is or may have a Materially Adverse Effect on the operations, customer prospects or condition (financial or otherwise) of Seller. The delivery of any notice pursuant to this Section 6.8 shall not, without the express written consent of Purchaser, be deemed to (x) modify the representations or warranties hereunder of Seller or the Stockholders, (y) modify the conditions set forth in Sections 7, or (z) limit or otherwise affect the remedies available hereunder to Purchaser.

            6.9 SATISFACTION OF LIABILITIES. Prior to and after the Closing, Seller will perform all of its obligations, contractual or otherwise, and discharge all of the Excluded Liabilities generally in accordance with the terms thereof.

            6.10 LICENSES AND PERMITS. Seller shall pay all fees necessary to continue all licenses and permits in effect, or required to be in effect, as of the date hereof, and will cooperate with Purchaser in applying for or renewing any license or permit and/or any renewal thereof that Purchaser reasonably determines is necessary or advisable in connection with the Seller Assets or the operation of the Seller Business.

            6.11 FURTHER ASSURANCE. After the Closing, Seller shall from time to time, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver such other instruments of conveyance and transfer and take such other actions as Purchaser may reasonably request, in order to more effectively consummate the Transactions and to vest in Purchaser good and marketable title to the Seller Assets being transferred hereunder (including, without limitation, assistance in the collection or reduction to possession of any of such Seller Assets).

            6.12 CHANGE OF NAME. Seller will effectuate on or within three (3) business days after Closing a change in its name to a new name bearing no resemblance to its present name and not using the words "realty" or "tax" or any combination of such words.

            6.13 MONTHLY FINANCIAL STATEMENTS. Seller and the Stockholders will provide Purchaser, within twenty (20) days of the end of each calendar month beginning July, 1997, the following unaudited financial statements, prepared in accordance with past accounting practices (unless Purchaser agrees to modifications of such accounting practices): (i) Statement of Assets, Liabilities and Equity for the month then-ended; (ii) Statement of Revenue, Expenses and Earnings for the month then-ended; and (iii) a Statement of Cash Flows for the month then-ended.

            6.14 INTELLECTUAL PROPERTY. At Closing, Sellers and Stockholders will provide Purchaser with all copies (if any), and shall not retain any copies, of any documents or electronic data reflecting or containing Intellectual Property, and shall disclose to Purchaser the identity of any Person that has copies of such Intellectual Property of which they are aware.

            6.15 TRUST FUNDS. Neither Seller nor the Stockholders shall distribute any Trust Funds except in accordance with the instrument pursuant to which such funds are held.


                                   SECTION 7.
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

            The obligation of Purchaser to effect the Transactions is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

            7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Stockholders and Seller contained in this Agreement shall be true, correct and complete on and as of the Closing Date in all material respects, with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Seller and the Stockholders shall have been duly complied with, performed or satisfied on or before the time specified for performance; and a certificate to the foregoing effects dated as of the Closing Date and signed on behalf of Seller and by each of the Stockholders shall have been delivered to Purchaser.

            7.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Purchaser's proposed acquisition of Seller, or limiting or restricting Purchaser's conduct or operation of the business of Seller (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending or threatened against Purchaser or Seller, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or customer prospects of Seller.

            7.3 CONSULTING AGREEMENTS. Each of Joseph A. Manelski and Marlene J. Manelski shall have entered into Consulting Agreements, which shall set forth all of the terms and conditions regarding the consulting services to be rendered by each of Joseph A. Manelski and Marlene J. Manelski to Purchaser, as well as the remuneration and benefits to be provided by Purchaser to them, in consideration for such services.

            7.4 OPINION OF COUNSEL. Purchaser shall have received an opinion from counsel to Seller and the Stockholders, dated as of the Closing Date, in a form reasonably satisfactory to counsel for Purchaser.

            7.5 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party (with respect to Material Contracts, including without limitation, any Seller Third Party Consents), relating to the consummation by Seller of the Transactions shall have been obtained and made.

            7.6 CHARTER DOCUMENTS. Seller shall have delivered to Purchaser (a) a copy of the Articles of Incorporation of Seller certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of Seller certified by the Secretary of Seller.

            7.7 DISCLOSURE SCHEDULE; DUE DILIGENCE REVIEW. Seller shall have made such deliveries as are called for by this Agreement or from time to time reasonably requested by Purchaser or its representatives. Seller shall use its commercially reasonable efforts to prepare and submit, in orderly, accurate and complete form and substance, all of the exhibits and schedules (including without limitation the Disclosure Schedule), whether delivered before or after the execution hereof. Such deliveries, and other due diligence investigations with respect thereto, shall include any and all documents reasonably requested by Purchaser, with respect to, and not in limitation of, the business, operations, affairs, customer prospects, properties, assets, liabilities, obligations, profits (losses) and conditions (financial and otherwise) of Seller. Any request by Purchaser to amend the Disclosure Schedule shall not, without the express written consent of Purchaser be deemed to (x) modify the representations or warranties hereunder of Seller or the Stockholders, (y) modify the conditions set forth in Section 7, or (z) limit or otherwise affect the remedies available hereunder to Purchaser.

            7.8 EMPLOYEE BENEFIT PLANS. As soon as administratively feasible, Seller will take all necessary steps to terminate the American Realty Tax Services, Inc. Profit Sharing Plan. If reasonably requested by Purchaser and permissible under all applicable federal, state and local laws, Seller will terminate any other Employee Benefit Plan, Seller Plan or Seller Benefit Arrangement substantially contemporaneously with the Closing or cooperate in transferring the assets and liabilities of any Seller Plan to any Employee Benefit Plan or Benefit Arrangement maintained by Purchaser which benefits each of the "Transferred Employees" (as such term is defined in Section 8.4 hereof).

            7.9 NO MATERIAL ADVERSE CHANGE. There have been no Material Adverse Effects or no material adverse changes in the business, operations, affairs, customer prospects, properties, assets, liabilities, obligations, profits or condition (financial or otherwise) of Seller shall have occurred since the Seller Balance Sheet Date; and Purchaser shall have received a certificate signed on behalf of Seller and by the Stockholders dated the Closing Date to such effect.

            7.10 HSR. Any waiting period applicable to the consummation of this Agreement under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission and not withdrawn or terminated that challenges or seeks to enjoin the consummation of the Transactions.

            7.11 RELATED PARTY AGREEMENTS. Purchaser shall have received sufficient evidence that any Contracts to which a Stockholder or any of Seller's other Affiliates, officers or directors is a party, including but not limited to loans and employment arrangements (collectively, "Related Party Contracts"), which Purchaser reasonably requests Seller or Stockholders to terminate, have in fact been terminated at no cost or expense to Seller or Purchaser.

            7.12 ESCROW AGREEMENT. The Escrow Agreement shall have been executed by each of the parties thereto.

            7.13 SELLER'S AND STOCKHOLDERS' CLOSING CERTIFICATES. Seller and Stockholders shall have furnished Purchaser with a certificate, dated the Closing, certifying compliance as of the Closing with the conditions set forth in this Section 7.

            7.14 ALLOCATION. The Purchase Price shall be allocated among the Purchased Assets for all purposes (including but not limited to financial accounting and tax purposes) in accordance with an allocation schedule to be agreed to among the parties.

            7.15 STOCKHOLDERS' RELEASE. Each of the Stockholders shall have executed the Stockholders' Release.

            7.16 INTELLECTUAL PROPERTY. Seller and Stockholder shall have provided Purchaser with all copies (if any), and shall not have retained any copies, of any documents or electronic data reflecting or containing Intellectual Property, and Seller and Stockholders shall disclose the identity of any Person who has copies of such Intellectual Property of which they are aware.

            7.17 ACCESS TO CUSTOMERS. Seller and Purchaser shall have mutually designated customers to be contacted by Purchaser and the content of any such communications shall have been mutually agreed.


                                   SECTION 8.
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF SELLER AND THE STOCKHOLDERS

            The obligation of Seller and the Stockholders to effect the Transactions are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions:

            8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete on and as of the Closing Date in all material respects, with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Purchaser on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated as of the Closing Date and signed by the President or any Vice President of Purchaser shall have been delivered to Seller and the Stockholders.

            8.2 NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Purchaser's proposed acquisition of Seller, or limiting or restricting Purchaser's conduct or operation of the business of Seller (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Purchaser or Seller, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or customer prospects of Purchaser and its subsidiaries taken as a whole.

            8.3 HSR. Any waiting period applicable to the consummation of this Agreement under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission and not withdrawn or terminated that challenges or seeks to enjoin the consummation of the Transactions.

            8.4 EMPLOYEES.

                (a) As of the Closing Date, each of the individuals who is employed by Seller (other than the Stockholders) shall, without further action by any of the parties hereto, become employed by Purchaser (the "Transferred Employees"). From and after the Closing Date, Purchaser shall have the option to continue or terminate the employment of any Transferred Employee.

                (b) Purchaser shall take steps which are reasonable, in Purchaser's discretion, to make its Employee Benefit Plans and Benefit Arrangements available to the Transferred Employees, so that, from and after the Closing Date, the Transferred Employees can participate under such plans and arrangements to the same extent, and on the same terms and subject to the same restrictions and limitations, as other employees of Purchaser of comparable positions. Such Transferred Employees will receive credit for seniority and services performed on behalf of Seller.

                (c) Purchaser shall take all steps necessary in order for its tax qualified Section 401(k) plan to accept a transfer all assets and liabilities from the American Realty Tax Services, Inc. 401(k) Plan.

                (d) Each Employee Benefit Plan and Benefit Arrangement of Purchaser, as applicable, shall be amended or otherwise modified so that no preexisting condition limitations or exclusions apply to any Transferred Employee or his or her family and so that each Transferred Employee receives full credit for any deductibles, copayments or annual or lifetime out-of-pocket expenditures that he or she has made under any of Seller's Plans or Seller's Benefit Arrangements prior to the Closing Date.

                (e) Each of the provisions in this Section 8.4 shall constitute a covenant of Purchaser that survives Closing.

            8.5 OPINION OF COUNSEL. Seller and the Stockholders shall have received an opinion from counsel to Purchaser, dated the as of the Closing Date, in a form reasonably satisfactory to counsel for Seller and the Stockholders.

            8.6 PAYMENT OF PURCHASE PRICE. Seller and the Stockholders shall have received the Purchase Price and the Purchaser Note, dated as of the Closing Date, signed by Purchaser.


                                   SECTION 9.
                          REMEDIES AND INDEMNIFICATION

            9.1 GENERAL INDEMNIFICATION BY SELLER AND THE STOCKHOLDERS. Seller and each Stockholder, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Purchaser and its officers, directors, employees, stockholders, assigns, successors and Affiliates (individually, a "Purchaser Indemnified Party" and collectively, "Purchaser Indemnified Parties") from, against and in respect of:

                (a) all liabilities, losses, claims, punitive damages, causes of action, lawsuits, administrative proceedings (including but not limited to informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies penalties, fines, interest and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Purchaser Indemnified Parties in connection with, resulting from or arising out of:

                    (i) any breach of any representation or warranty of the Stockholders or Seller set forth in this Agreement or any certificate, delivered by or on behalf of any Stockholder or Seller in connection herewith; or

                    (ii) any nonfulfillment of any covenant or agreement on the part of the Stockholders or, prior to the Closing Date, Seller, in this Agreement; or

                    (iii) any Excluded Liability; or

                (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 9.1.

            9.2 GENERAL INDEMNIFICATION BY PURCHASER. Purchaser covenants and agrees to indemnify, defend, protect and hold harmless the Stockholders, Seller and its officers, directors, employees, assigns, successors and Affiliates (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") from, against and in respect of:

                (a) all Damages suffered, sustained, incurred or paid by the Seller Indemnified Parties in connection with, resulting from or arising out of:

                    (i) any breach of any representation or warranty of Purchaser set forth in this Agreement or any certificate, delivered by or on behalf of Purchaser in connection herewith; or

                    (ii) any nonfulfillment of any covenant or agreement on the part of Purchaser, prior to the Closing Date, in this Agreement; or

                    (iii) any termination of employment of Transferred Employees after Closing (provided, however, there shall be no indemnification by Purchaser for any Damages arising out of or relating to acts of Seller or the Stockholders, whether prior to or after Closing).

                (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 9.2.

            9.3 LIMITATION ON INDEMNIFICATION OBLIGATION. Notwithstanding the foregoing, for purposes of determining the amount, nature and extent of indemnity of any Indemnified Party under this Agreement, the following provisions shall apply:

                (a) Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, shall not be entitled to indemnification under this Section 9 until and only to the extent that the aggregate amount of all Damages of such parties subject to indemnification exceeds One Hundred Thousand Dollars ($100,000).

                (b) Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, shall only be liable and responsible for fifty percent (50%) of the aggregate amount of all Damages subject to indemnification under this
Section 9 that are between One Hundred Thousand One Dollars ($100,001) and Three Hundred and Fifty Thousand Dollars ($350,000).

                (c) Subject to the limitation in Section 9.3(d), Purchaser Indemnifying Parties or Seller Indemnifying Parties, as the case may be, are liable and responsible for one hundred percent (100%) of Damages subject to indemnification under this Section 9 and that exceed Three Hundred Fifty Thousand Dollars ($350,000).

                (d) The aggregate liability of Purchaser Indemnifying Parties or Seller Indemnifying Parties, as the case may be, shall not exceed at any time Seventy-Five percent (75%) of the sum of (i) the Purchase Price actually paid to Seller plus (ii) $732,058.

                (e) In calculating the amount of any Damages for which indemnification is sought, such amount of any Damages shall be reduced by any proceeds under any insurance policy covering such claim or loss; provided, however, that such reduction of Damages will be offset in an amount equal to the increase in insurance premiums to any Indemnified Party to the extent (i) such increase can reasonably be identified as attributable to such claim or loss and
(ii) such increase in premiums is paid, or estimated to be paid, within one (1) year after the date of such claim.

            9.4 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Section 9 shall be asserted and resolved as follows:

                (a) In the event that any Purchaser Indemnified Party or Seller Indemnified Party (hereinafter sometimes each referred to as an "Indemnified Party") has a claim against any party obligated to provide indemnification pursuant to Sections 9.1 and 9.2 hereof (the "Indemnifying Party") which does not involve a claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Stockholders' Representative or to Purchaser, as the case may be. If the Stockholders' Representative or the Purchaser, as the case may be, does not notify the Indemnified Party within thirty (30) days that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 9.4(a), the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The actions and decisions of the Stockholders' Representative shall be binding upon all Stockholders and Seller and the actions of NAIG shall be binding upon all of the Purchaser Indemnified Parties.

                (b) In the event that any claim for which an Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a non-Affiliated third party, the Indemnified Party shall with reasonable promptness notify the Stockholders' Representative or the Purchaser, as the case may be, of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). In the event of such a claim, the Indemnifying Party will be entitled to participate in (which, in such case, would be subject to the ultimate control of the defense by the Indemnified Party), or, to the extent that the Indemnifying Party wishes, jointly with any other Indemnifying Party, to assume the defense of such claim, with counsel selected by the Indemnified Party and approved by the Indemnifying Parties, at the sole cost and expense of the Indemnifying Party. The Stockholders' Representative or the Purchaser, as the case may be, shall have thirty (30) days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not it will assume the defense in accordance with the preceding sentence. If the Stockholders' Representative or the Purchaser, as the case may be, elects not to defend the Indemnified Party against such claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any Damages. The actions and decisions of the Stockholders' Representative shall be binding upon all Stockholders and Seller and the actions of NAIG shall be binding upon all of the Purchaser Indemnified Parties.

                (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands; provided, however, each such potential or contingent claim shall be (i) overtly threatened or pending litigation or a possible or asserted claim or assessment in which a potential claimant has manifested an awareness of and present intention to assert a possible claim or assessment, (ii) the period in which the underlying cause (i.e., the cause of action or basis of claim) of the pending or threatened litigation or the actual or the actual or possible claim or assessment occurred prior to the Closing Date, (iii) the amount of the loss or claim can be reasonably estimated. For purposes of the foregoing, it is understood that the parties intend that any such potential or contingent claim be interpreted in light of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies of the Financial Accounting Standards Board ("FASB 5 Standards").

                (d) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 9.4 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless, and only to the extent, that it shall be finally judicially determined by a court of competent jurisdiction that the failure to give such notice materially harms the Indemnifying Party.

                (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Section 9, provided that no Indemnifying Party shall be obligated to seek any payment pursuant to the terms of any insurance policy.

            9.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants made by Seller, the Stockholders or Purchaser in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. Except as otherwise provided below in this Section 9.5, the representations, warranties and covenants of Seller, the Stockholders and Purchaser will survive the Closing and will remain in effect for a period of two (2) years thereafter. Notwithstanding the foregoing sentence, (i) the obligations of Seller and the Stockholders under Section 9.1(a)(iii) (dealing with indemnification for Excluded Liabilities) shall survive for three (3) years following the Closing Date and (ii) the covenants and obligations of Seller and the Stockholders pursuant to Section 10 (dealing with noncompetition) shall survive for five (5) years following the Closing Date, and (iii) the obligations of Purchaser, if any, for the payments described in Section 2.2(d) above (additional Purchase Price) shall survive indefinitely after Closing and (iv) the obligations of Purchaser under Section 9.2(a)(iii) shall survive for three (3) years following the Closing Date and (v) any indemnification obligation for Damages for which notice was given by an Indemnified Party pursuant to Section 9.4 made prior to the end of an applicable survival period shall continue to be the obligation of the Indemnifying Parties after the survival period.

            9.6 REMEDIES CUMULATIVE. The remedies set forth in this Section 9 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement herein or pursuant to statutory or common law; provided, however, except in the case of fraud, the provisions of Section 9.3 determining the amount, nature and extent of indemnity, including but not limited to the $100,000 basket and the $10,000,000 cap, apply to any action or claim for monetary Damages, whether for indemnity, breach of contract or any other cause of action against Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be.

            9.7 RIGHT TO SET OFF. Purchaser shall have the right, but not the obligation, to set off, in whole or in part, amounts finally determined by a court or arbitrator to be owed to Purchaser by Seller or the Stockholders under
Section 9 hereof, against the Purchaser Note and the Consulting Agreements. Such right of set off shall be in addition to and not in substitution of any other rights Purchaser shall be entitled to under the provisions of this Agreement. In addition, if, on the date a payment under the Purchaser Note (inclusive of principal and interest) is otherwise due and owing to Seller, Purchaser believes in good faith and consistent with FASB 5 that Seller Indemnified Parties will be liable and responsible to Purchaser Indemnified Parties for Damages under this
Section 9, and Purchaser's claim thereafter satisfies the criteria for disclosure of FASB 5, then Purchaser may, in lieu of making a payment to the Seller, pay that payment to the Escrow Holder pursuant to the terms of the Escrow Agreement until there is a final determination by a court or arbitrator that such amounts are owed to Purchaser by Seller or the Stockholders. Notwithstanding anything to the contrary in this Section 9.7, Purchaser shall only be entitled to set off or make payments to the Escrow Holder to the extent Damages for which Purchaser Indemnified Parties that made indemnification claims exceeds in the aggregate One Hundred Thousand Dollars ($100,000).

            9.8 BULK TRANSFER LAW. Seller shall comply with all applicable bulk sale laws of the Commonwealth of Virginia or, if not applicable, provide an opinion of counsel stating that such bulk sale laws are not applicable to the Transactions.


                                   SECTION 10.
                                 NONCOMPETITION

            10.1 PROHIBITED ACTIVITIES.

                (a) Neither Seller nor any Stockholder will, for a period of five (5) years following the Closing Date, for any reason whatsoever, directly or indirectly, for itself, himself, herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                    (i) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in competition with Seller's business currently existing on the Closing Date;

                    (ii) call upon any Person who is, at that time, an employee of Purchaser in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Purchaser;

                    (iii) call upon any Person who or which is, at that time, or who or which has been, within one (1) year prior to that time, a customer of Purchaser for the purpose of soliciting or selling products or services in competition with Seller's business currently existing on the Closing Date; or

                    (iv) call upon any prospective acquisition candidate that was, to the actual knowledge of such Stockholder, either called upon by Purchaser as a prospective acquisition candidate or was the subject of an acquisition analysis by Purchaser. Each Stockholder, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed that Purchaser had called upon such candidate or made an acquisition analysis thereof.

                (b) Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit any Stockholder from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter. For purposes of this Section 10, the term "Purchaser" includes all subsidiaries of Purchaser (including, without limitation, Seller and any companies Purchaser has resolved to acquire) and any Affiliate of Purchaser.

            10.2 CONFIDENTIALITY. Seller and each Stockholder recognize that, in the case of the Stockholders, by reason of his or her ownership of Seller, and/or his or her employment by Seller, he, she, or it has acquired Confidential Information and trade secrets concerning the operation of Seller's business, the use or disclosure of which could cause Purchaser or its Affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Seller and each Stockholder covenant and agree with Purchaser that he, she or it will not at any time, except in performance of his, her or its obligations to Purchaser or with the prior written consent of Purchaser pursuant to authority granted by a resolution of the Board, directly or indirectly, disclose any secret or Confidential Information that he, she or it may learn or has learned, in the case of the Stockholders, by reason of his or her ownership of Seller or his or her employment by Seller, or any of its Affiliates or subsidiaries, or use any such information in a manner detrimental to the interests of Purchaser. The term "Confidential Information" includes, without limitation, information not previously disclosed to the public or to the trade by Seller's management with respect to Seller's, or any of its Affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other Intellectual Property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of Seller's products), business plans, customer prospects, or opportunities but shall exclude any information already in the public domain,

            10.3 DAMAGES. Because of the difficulty of measuring economic losses to Purchaser as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Purchaser for which it would have no other adequate remedy, Seller and each Stockholder agree that the foregoing covenant may be enforced by Purchaser, in the event of breach by Seller or such Stockholder, by injunctions and restraining orders.

            10.4 REASONABLE RESTRAINT. The parties agree that the foregoing covenants in this Section 10 impose a reasonable restraint on each Stockholder in light of Seller's business on the date of the execution of this Agreement. Seller and Stockholders acknowledge and agree that Seller is currently conducting business in the following states: California; Florida; Michigan; New York; Pennsylvania; Rhode Island; Texas; Virginia; Washington and Wisconsin.

            10.5 SEVERABILITY; REFORMATION. The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

            10.6 INDEPENDENT COVENANT. All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of such covenants. The parties expressly acknowledge that the terms and conditions of this Section 10 are independent of the terms and conditions of any other agreements including, but not limited to, any consulting agreements entered into in connection with this Agreement. It is specifically agreed that the period of five (5) years stated at the beginning of Section 10.1(a) during which the agreements and covenants of the Stockholder made in this Section 10 shall be effective, shall be computed by excluding from such computation any time during which the Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 10. The covenants contained in
Section 10 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

            10.7 MATERIALITY. Seller and each Stockholder hereby agree that the covenants set forth in this Section 10 are a material and substantial part of the Transactions supported by adequate consideration.


                                   SECTION 11.
                                     GENERAL

            11.1 ACCOUNTS RECEIVABLE. In the event that all accounts and notes receivable of Seller as of the Closing Date are not collected in full within 120 days after the Closing then, at the request of Purchaser, Seller shall pay Purchaser an amount equal to the receivables not so collected, less an allowance for doubtful accounts equal to the reserve described in Section A.11 of Appendix A, and upon receipt of such payment Purchaser shall assign to Seller all of its rights with respect to the uncollected accounts and notes receivable giving rise to the payment and shall also thereafter promptly remit any excess collections received by it with respect to such assigned receivables. If and when the amount subsequently collected by Seller with respect to the assigned receivables equals (a) the payment made therefor plus (b) the costs and expenses reasonably incurred by Seller in the collection of such assigned receivables, Seller shall reassign to Purchaser all of such assigned receivables as have not been collected in full by Seller and shall also thereafter promptly remit any excess collections received by it. Upon the written request of Purchaser, Seller shall provide it with a status report concerning the collection of assigned receivables.

            11.2 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

                (a) by mutual consent of the board of directors of Purchaser and the Stockholders' Representative;

                (b) by the Stockholders' Representative, on the one hand, or by Purchaser, on the other hand, if the Closing shall not have occurred on or before October 1, 1997, unless extended as set forth in Section 3.1, provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to either party (with the Stockholders and the Stockholders' Representative deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                (c) by the Stockholders' Representative, on the one hand, or by Purchaser, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Stockholders' Representative deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

                (d) by the Stockholders' Representative, on the one hand, or by Purchaser, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of this Agreement; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any governmental entity which would make the consummation of this Agreement illegal; or

                (e) by Purchaser, if Purchaser determines, in its sole discretion, not to proceed with the Transactions for any reason whatsoever.

            11.3 EFFECT OF TERMINATION.

                (a) In the event of the termination of this Agreement pursuant to Section 11.2(a) through (d), any amounts deposited in trust to the Escrow Agent shall immediately be returned to Purchaser and this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders; provided, however, that, if such termination is by Stockholders' Representative pursuant to Section 11.2(c), such amounts deposited in trust with the Escrow Agent shall not be released to Purchaser and, instead, shall be paid over by the Escrow Agent to Seller and the Stockholders according to the terms of this Agreement, and such amounts paid to Seller and the Stockholders is agreed to by the parties to be liquidated damages for any and all harm or other Damages suffered by Seller and the Stockholders (it being understood that, except for this amount, neither the Purchaser nor any of its Affiliates, shall have any liability to Seller or the Stockholders). Notwithstanding the foregoing sentence, (i) the provisions of this Section 11.3 and Section 9 (remedies and indemnification), Section 6.1(b) and (c) (confidentiality) and the other provisions of Section 11 (including without limitation brokers and expenses), shall remain in full force and effect and survive any termination of this Agreement; and (ii) in the event of termination of this Agreement by Purchaser pursuant to Section 11.2(c) above, then notwithstanding the provisions of Section 11.10 below, Stockholders and Seller shall be liable to Purchaser to the extent of the expenses incurred by it in connection with this Agreement and the Transactions, as well as any other actual damages in accordance with applicable law.

                (b) In the event of the termination of this Agreement by Purchaser pursuant to Section 11.2(e), the parties agree that any amounts deposited in trust with the Escrow Agent shall not be released to Purchaser and, instead, shall be paid over by the Escrow Agent to Seller and the Stockholders according to the terms of this Agreement, and such amounts paid to Seller and the Stockholders are agreed to by the parties to be liquidated damages for any and all harm or other Damages suffered by Seller and the Stockholders. Except for this amount, neither Purchaser nor any of its Affiliates shall have any liability to Seller or the Stockholders.

            11.4 COOPERATION. Seller, the Stockholders and Purchaser shall each deliver or cause to be delivered to the other parties on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other parties may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of Seller will execute any documentation reasonably required by Purchaser's independent certified public accountants (in connection with such accountant's audit of Seller) or the Nasdaq National Market. The Stockholders and Seller will also reasonably cooperate, at no cost or expense to the Stockholders and Seller, and use their reasonable efforts to have the present officers, directors and employees of Seller cooperate with Purchaser on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date; provided, however, nothing contained in this section shall in any way affect the obligations of the Stockholders to pay any of their respective Tax obligations under this Agreement.

            11.5 SUCCESSORS AND ASSIGNS. Except as provided in the next sentence, this Agreement and the rights, duties, privileges and obligations of the parties hereunder may not be assigned or otherwise transferred (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Purchaser, and the heirs and legal representatives of the Stockholders. Purchaser may assign this Agreement and its rights and obligations hereunder to any Affiliate of Purchaser so long as Purchaser irrevocably and unconditionally guarantees the timely, full and complete payment and performance of all obligations, liabilities and responsibilities of such Affiliate under this Agreement.

            11.6 ENTIRE AGREEMENT. This Agreement (which includes the appendices and schedules and exhibits hereto and thereto, including without limitation the Disclosure Schedule) sets forth the entire understanding of the parties hereto with respect to the Transactions. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof are superseded and made void by this Agreement. The parties hereby acknowledge and agree that there are no oral agreements between or among any of the parties. Each of the appendices (together with its schedules), schedules and exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. No agreement shall be binding on any party hereto except and to the extent set forth in a writing executed by each of the parties hereto.

            11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one (1) or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

            11.8 BROKERS AND AGENTS. Purchaser, Seller and the Stockholders each represents and warrants to the others that it has not employed any broker or agent in connection with the Transactions and agrees to indemnify the other against all loss, damages or expense relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such indemnifying party.

            11.9 EXPENSES. Purchaser has paid and will pay the fees, expenses and disbursements of Purchaser and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders and/or Seller have paid and will pay the fees, expenses and disbursements of the Stockholders, Seller, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

            11.10 SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 6.1(b) and (c) and the noncompetition provisions set forth in Section 10. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement.

            11.11 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by registered or certified mail, postage prepaid, return receipt requested, or by recognized courier service, as follows:

  If to Purchaser to:

                          New Arts Acquisition, Inc.
                          395 Oyster Point Boulevard, Suite 500
                          S. San Francisco, CA 94080
                          Attn: Mark A. Speizer
                               Chairman of the Board and Chief Executive Officer
                          Fax:  415-872-4777

             with a copy to:

                          Morgan, Lewis & Bockius LLP
                          801 South Grand Avenue
                          Suite 2200
                          Los Angeles, CA  90017
                          Attn:  John F. Hartigan, Esq.
                          Fax:  213-612-2554

  If to NAIG to:

                          National Insurance Group
                          395 Oyster Point Boulevard, Suite 500
                          S. San Francisco, CA 94080
                          Attn: Mark A. Speizer
                               Chairman of the Board and Chief Executive Officer
                          Fax:  415-872-4777

             with a copy to:

                          Morgan, Lewis & Bockius LLP
                          801 South Grand Avenue
                          Suite 2200
                          Los Angeles, CA  90017
                          Attn:  John F. Hartigan, Esq.
                          Fax:  213-612-2554


            If to any Stockholder or to Stockholders' Representative (prior to Closing):

                          Joseph A. Manelski
                          8000 Towers Crescent Drive
                          Suite 1300
                          Vienna, Virginia  22182
                          Fax:        703-760-9887

                          Marlene J. Manelski
                          8000 Towers Crescent Drive
                          Suite 1300
                          Vienna, Virginia  22182
                          Fax:        703-760-9887

                          David J. Manelski
                          c/o Joseph A. Manelski
                          8000 Towers Crescent Drive
                          Suite 1300
                          Vienna, Virginia  22182
                          Fax:        703-760-9887

             with a copy to:

                          Tucker, Flyer & Lewis, a Professional Corporation 1615 L Street NW
                          Suite 400
                          Washington DC  20036
                          Attn:  Michael A. Schlesinger, Esquire
                          Fax:  202-429-3231

  If to Seller (prior to Closing) to:

                          PERSONAL AND CONFIDENTIAL

                          American Realty Tax Services, Inc.
                          8000 Towers Crescent Drive
                          Suite 1300
                          Vienna, Virginia  22182
                          Attn:  Joseph A. Manelski
                          Fax:        703-760-9887
             with a copy to:

                          Tucker, Flyer & Lewis, a Professional Corporation 1615 L Street NW
                          Suite 400
                          Washington DC  20036
                          Attn:  Michael A. Schlesinger, Esquire
                          Fax:  202-429-3231

            If to any Stockholder or to Stockholders' Representative (after Closing):

                          Joseph A. Manelski
                          1131 Waverly Way
                          McLean, Virginia 22101


                          Marlene J. Manelski
                          1131 Waverly Way
                          McLean, Virginia 22101


                          David J. Manelski
                          1131 Waverly Way
                          McLean, Virginia 22101

             with a copy to:

                          Tucker, Flyer & Lewis, a Professional Corporation 1615 L Street NW
                          Suite 400
                          Washington DC  20036
                          Attn:  Michael A. Schlesinger, Esquire
                          Fax:  202-429-3231

If to Seller (after Closing) to:

                          PERSONAL AND CONFIDENTIAL

                          American Realty Tax Services, Inc.
                          1131 Waverly Way
                          McLean, Virginia 22101
                          Attn:  Joseph A. Manelski
                with a copy to:

                          Tucker, Flyer & Lewis, a Professional Corporation 1615 L Street NW
                          Suite 400
                          Washington DC  20036
                          Attn: Michael A. Schlesinger, Esquire
                          Fax: 202-429-3231


or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, or three (3) business days after it has been mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

            11.12 GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or the Transactions shall be adjudicated in the United States District Court for the Eastern District of Virginia, Alexandria Division, and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or the Transactions (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.

            11.13 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 10.5.

            11.14 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. Other than provisions affording rights to Indemnified Parties, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee, partner of any party hereto or any other person or entity; provided, however, nothing in this Section 11.14 shall in any way restrict or prevent Purchaser from exercising its right to assign this Agreement and the rights, obligations, duties and responsibilities hereunder to an Affiliate of Purchaser as provided in Section 11.5.

            11.15 MUTUAL DRAFTING. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

            11.16 FURTHER REPRESENTATIONS. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the Transactions and is not relying on any representation or statements made by the other party as to such tax consequences.

            11.17 AMENDMENT; WAIVER. This Agreement may be amended by the parties hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            11.18 PUBLIC DISCLOSURE. Neither Seller nor any Stockholder shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Purchaser in writing or as may be required by legal process or in connection with reporting obligations to any governmental authority. Purchaser shall not make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Seller and the Stockholders in writing, except as such disclosure is required by any federal or state securities laws or as may be required by legal process or in connection with reporting obligations to any governmental authority.

            11.19 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.


                                      * * *

                             SIGNATURE PAGE FOLLOWS

            IN WITNESS WHEREOF, Seller and Purchaser have caused their duly authorized representatives to have, and the Stockholders each have, executed this Agreement as of the day and year first above written.

                            SELLER:

                                        AMERICAN REALTY TAX SERVICES, INC., a
                                          Virginia corporation

                                         /s/ Joseph A. Manelski
                                        -------------------------------------
                                        By:         Joseph A. Manelski
                                        Its:        President


                                        AMERICAN REALTY TAX SERVICES OF
                                        NEW YORK, INC.,
                                           a Virginia corporation

                                        /s/ Joseph A. Manelski
                                        -------------------------------------
                                        By:         Joseph A. Manelski
                                        Its:        President


                            STOCKHOLDERS:

                                        JOSEPH A. MANELSKI

                                        /s/ Joseph A. Manelski
                                        -------------------------------------


                                        MARLENE J. MANELSKI

                                        /s/ Marlene J. Manelski
                                        -------------------------------------


                                        DAVID J. MANELSKI

                                        /s/ David J. Manelski
                                        -------------------------------------


                            PURCHASER:

                                        NEW ARTS ACQUISITION, INC., a Delaware
                                          corporation


                                        By:  /s/ Mark A. Speizer
                                        -------------------------------------
                                        Its: Chief Executive Officer
                                        -------------------------------------

                                        NATIONAL INSURANCE GROUP, a California
                                          corporation


                                        By:  /s/ Mark A. Speizer
                                        -------------------------------------
                                        Its: Chief Executive Officer
                                        -------------------------------------

Exhibits:
---------

A:  Purchased Assets
B:  Purchaser Note
C:  Key Employees
D:  Indenture, Bill of Sale & Assignment
E:  Consulting Agreement
F:  Stockholders' Release

                                   APPENDIX A

A. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

            A.1 DUE ORGANIZATION. Seller is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect. Schedule A.l hereto contains a list of all jurisdictions in which Seller is authorized or qualified to do business. Seller is in good standing as a foreign corporation in each jurisdiction in which it has an office for the conduct of its business. Seller will promptly after the date hereof deliver to Purchaser true, complete and correct copies of its Charter Documents and Bylaws. Seller is not in violation of its Charter Documents or Bylaws. The minute books of Seller will be made available promptly after the date hereof to Purchaser (and shall be available to Purchaser at Closing) and are correct and complete in all material respects.

            A.2 AUTHORIZATION; VALIDITY. Seller has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. Seller has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Seller and the Stockholders, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Seller and each Stockholder, enforceable in accordance with its terms.

            A.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

                (a) conflict with, or result in a Default under Seller's Charter Documents or Bylaws;

                (b) other than such as would not, individually or in the aggregate, have a Material Adverse Effect, conflict with, or result in a Default under any Contract to which Seller or any Stockholder is a party or by which Seller or any Stockholder is bound, or result in the creation or imposition of any Lien on any of Seller's or Stockholder's properties, pursuant to (i) any law or regulation to which Seller or any Stockholder or any of their respective property is subject, or (ii) any judgment, order or decree to which Seller or any Stockholder is bound or any of their respective property is subject;

                                  Appendix A-1

                (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of Seller, constituting a Material Adverse Effect; or

                (d) violate any Regulation or Court Order to which Seller or any Stockholder is subject or by which Seller or any Stockholder is bound.

            A.4 CAPITAL STOCK OF SELLER. The authorized capital stock of Seller consists of ______ shares of common stock, ____ par value, of which ______ shares are issued and outstanding and ___ shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding shares of the capital stock of Seller have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in Schedule A.4 free and clear of all Liens. All of the issued and outstanding shares of the capital stock of Seller were offered, issued, sold and delivered by Seller in compliance with all applicable Regulations. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of Seller.


            A.5 OPTIONS. Neither Seller nor any of its Stockholders, officers or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person or firm other than Purchaser to sell, assign, transfer or effect a sale of any of its assets (other than inventory in the ordinary course of business), to sell or effect a sale of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

            A.6 SUBSIDIARIES; RELATED INVESTMENTS. Seller has no subsidiaries and Seller and the Stockholders do not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity (other than five percent (5%) or less of the capital stock of any company whose stock is traded on a national securities exchange or over-the-counter), or, directly or indirectly, participate in any joint venture, partnership or other noncorporate entity that competes in any way with Seller.

            A.7 COMPLETE COPIES OF MATERIALS. Seller will promptly after the date hereof provide access to Purchaser, at Seller's headquarters, to true and complete copies of each Contract that is referred to in Seller's disclosure schedules or that has been requested by Purchaser or its counsel.

            A.8 SELLER FINANCIAL CONDITIONS.

                (a) Seller's gross revenues on a tax basis for the fiscal year ended December 31, 1996 are not less than $7,039,749;

                (b) Seller's earnings before interest and taxes on a tax basis for each of (i) the fiscal year ended December 31, 1996 and (ii) the twelve-month period ended December 31, 1995, are $777,822 and $371,652, respectively;

                                  Appendix A-2

                (c) Seller has no long-term debt (including the current portion) as of the Closing Date.

            A.9 FINANCIAL STATEMENTS. Schedule A.9 includes true, complete and correct copies of (i) Seller's unaudited Statement of Assets, Liabilities and Equity as of December 31, 1996, (ii) Seller's unaudited Statement of Revenue, Expense and Earnings for the Year Ended December 31, 1996 (the "Income Statement"), and (iii) Seller's Statement of Cash Flows for the Year Ended December 31, 1996 (the "Cash Flow Statement" and, together with the Seller Balance Sheet and Income Statement, the "Seller Financial Statements"). The Seller Balance Sheet presents fairly in all material respects the financial condition of Seller as of the date indicated thereon, and the Income Statement and Cash Flow Statement presents fairly in all material respects the results of its operations for the periods indicated thereon, in each case consistent with Seller's past practice for financial statement disclosure. Since the dates of Seller Financial Statements, there have been no material changes in Seller's accounting policies. Schedule A.9 also includes true, complete and correct copies of Seller's unaudited (i) Statement of Assets, Liabilities and Equity as of December 31, 1995, 1994 and 1993, (ii) Statement of Revenue, Expense and Earnings for the Years Ended December 31, 1995, 1994 and 1993, (iii) Statement of Cash Flows for the Year Ended December 31, 1995, (iv) Statement of Assets, Liabilities and Equity for the six (6) months ended June 30, 1997 (the "Seller Balance Sheet"), (v) Statement of Revenue, Expense and Earnings for the six (6) months ended as of the Seller Balance Sheet Date, and (vi) Statement of Cash Flows for the six (6) months ended as of the Seller Balance Sheet Date.

            A.10 LIABILITIES AND OBLIGATIONS.

                (a) Except as set forth on Schedule A.10, Seller is not liable for or subject to any Liabilities except for:

                    (i) those liabilities reflected on the Seller Balance Sheet and not previously paid or discharged;

                    (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any Contract specifically disclosed on a Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

                    (iii) those liabilities incurred since the Seller Balance Sheet Date in the ordinary course of business consistent with past practice.

                Schedule A.10 contains a list of all trade payables and third-party indebtedness of Seller. Seller is not indebted to any Stockholder.

                (b) Seller will promptly after the date hereof deliver to Purchaser, in the case of those Liabilities known to Seller which are not fixed or contested, a good-faith estimate of the maximum amount which may be payable.

                                  Appendix A-3

            A.11 ACCOUNTS AND NOTES RECEIVABLE. Schedule A.11 contains an accurate list, dated as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of Seller (including without limitation receivables from and advances to employees and the Stockholders), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30)-day aging categories. On the Closing Date, Seller will deliver to Purchaser an accurate list, dated as of a date not more than two (2) business days prior to the Closing Date, of the accounts and notes receivable of Seller, which includes an aging of all accounts and notes receivable showing amounts due in thirty (30)-day aging categories. To the best of Seller's knowledge, all accounts receivable of Seller that are reflected on its books and records as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of any respective reserves shown on Seller's books and records as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. Except as disclosed, there is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable that would have a Material Adverse Effect.

            A.12 PERMITS. To the best of Seller's knowledge, Seller owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses, franchises, the absence of any of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (the "Material Permits"). To the best of Seller's knowledge, the Material Permits are valid, and Seller has not received any notice that any governmental authority intends to modify, cancel, terminate or not renew any Material Permit. No present or former stockholder, officer, manager, member or employee of Seller or any Affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Material Permits which Seller owns, holds or uses. To the best of Seller's knowledge, Seller has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. To the best of Seller's knowledge, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or materially and adversely affect the rights and benefits afforded to Seller by any Material Permit.

            A.13 ENVIRONMENTAL MATTERS.

                (a) Hazardous Material. Other than as set forth on Schedule A.13(a), to the best of Seller's knowledge, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the

                                  Appendix A-4
environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller has at any time owned, operated, occupied or leased. To the best of Seller's knowledge, Schedule A.13(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on property owned or leased by Seller.

                (b) Hazardous Materials Activities. Seller has not knowingly transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Seller disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                (c) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of Seller's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Seller Hazardous Materials Activity ("Environmental Liabilities") with respect to Seller. To the best of Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events, or incidents that are reasonably likely to materially adversely affect Seller (or any person or entity whose liability Seller has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon Seller (or any person or entity whose liability Seller has retained or assumed, either by contract or operation of law) any material environmental liability including, without limitation, common law tort liability.

            A.14 REAL AND PERSONAL PROPERTY. Seller does not own any real property, and Stockholders do not own any real property used in connection with Seller's business or operations. Schedule A.14 sets forth an accurate list of all leased real property, all personal property owned or leased by Seller as of the Seller Balance Sheet Date and acquired since the Seller Balance Sheet Date. Seller has provided to Purchaser true, complete and correct copies of leases for material equipment and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of Seller and also including an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or Affiliates of Seller. All property of Seller listed on Schedule A.14 is in good working order and condition, ordinary wear and tear excepted, except where such condition would not have a Material Adverse Effect. All leases set forth on Schedule A.14 are in full force and effect and constitute valid and binding agreements of Seller, and, to the best of Seller's knowledge, neither Seller nor lessor is in breach of any of their respective terms. All fixed assets used by Seller that are material to the operation of its business are either owned by Seller or leased under an agreement listed on Schedule A.14. Seller, and not the Stockholders, has good

                                  Appendix A-5
and marketable title to, or valid leasehold interests in, all of Seller's Assets, free from any Liens. Other than the Excluded Assets, none of the Stockholders have any rights, title or interest to any asset, tangible or intangible, which is used in the Seller's Business.

            A.15 CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS.

                (a) Schedule A.15 is a complete and accurate list of all of Seller's customers.

                (b) Schedule A.15 contains an accurate list of all Contracts, licenses or permits, written or oral, to which Seller is a party or by which it or its properties are bound (including, without limitation, Contracts with customers, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) that may give rise to obligations or liabilities exceeding, during the current term thereof, Five Thousand Dollars ($5,000), (ii) that generate revenues or income exceeding, during the current term thereof, Five Thousand Dollars ($5,000), (iii) to which any Affiliate of Seller is a party or any officer or director of Seller or Stockholder is a party, or (iv) under which customers of Seller have contracted for Seller to provide realty tax services for five thousand (5,000) loans or more for such customer (collectively, the "Material Contracts") as of the Seller Balance Sheet Date and entered into since the Seller Balance Sheet Date. Seller will promptly after the date hereof deliver to Purchaser true, complete and correct copies of the Material Contracts. The Material Contracts described in subparagraph (iv) in this section constitute more than Seventy percent (70%) of the total amount of loans for which Seller is obligated under Contracts to provide realty tax services.

                (c) Except to the extent set forth on Schedule A.15, (i) none of Seller's customers has canceled or substantially reduced, or, to the best of Seller's knowledge, is currently attempting or, to the best of Seller's knowledge, threatening to cancel or substantially reduce, any revenues under any of the Material Contracts, (ii) Seller has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iii) there are no Material Contracts that were not negotiated at arm's length with third parties not affiliated with Seller or any Affiliate of Seller, any officer or director of Seller, or Stockholder. Except as described on Schedule A.15, Seller has received no material customer complaints concerning its products and/or services, nor has it had any of its products returned or services unaccepted, rejected or not paid for by a purchaser or customer thereof except for those returns that would not result in a reversal of any material revenue by Seller or are inconsistent with past practice and, to the best of Seller's knowledge, Seller does not know of any facts which may give rise to a customer complaint regarding the performance of Seller's services.

                (d) Each Material Contract, except those terminated pursuant to
Section 7.11, is valid and binding on Seller and is in full force and effect and is not subject to any Default thereunder by any party obligated to Seller pursuant thereto. Seller will use commercially reasonable efforts to obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the

                                  Appendix A-6
transactions contemplated hereby, or as are required by any governmental agency or other third party or are advisable or necessary in order that any such Material Contract remain in effect without modification after the transactions contemplated hereby and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Seller Third Party Consents"). All Seller Third Party Consents are listed on Schedule A.15.

                (e) Except as described on Schedule A.15(e), Seller has not received any notices of delinquencies, and neither Seller nor the Stockholders are aware of any delinquencies, with respect to the tax and other services Seller provides to any of its customers. Except as described on Schedule A.15(e), Seller is not liable for any penalties, fines, base-erroneous payments or refunds in connection with the tax and other services it provides to its customers.

            A.16 INVENTORY. Seller does not own any inventory consisting of raw materials or supplies, manufactured or purchased parts, or goods in process or finished goods.

            A.17 INSURANCE. Schedule A.17 sets forth an accurate list, as of the Seller Balance Sheet Date, of all insurance policies carried by Seller and, to the best of Seller's knowledge, all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. Seller promptly after the date hereof and no later than two (2) business days prior to the Closing will deliver to Purchaser true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and Seller is, to the best of Seller's knowledge, otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of Seller. To the best of Seller's knowledge, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

            A.18 LABOR AND EMPLOYMENT MATTERS. With respect to employees of and service providers to Seller:

                (a) Schedule A.18 hereto sets forth an accurate list, as of the date hereof, of all officers, directors, and employees of Seller and lists all employment agreements with such officers, directors, and employees, the rate of compensation and the bonus compensation of each such person as of the date hereof or the date upon which the most recent bonus was paid. In addition to all written employment, agency or independent contractor agreements, Seller will provide Purchaser with written descriptions of the terms of any oral agreement between Seller or the Stockholders, on the one hand, and employees, agents or independent contractors, on the other hand, and Seller will endeavor in good faith to have such oral agreements confirmed in writing by the employee, agent or independent contractor.

                (b) Seller is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration

                                  Appendix A-7

Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

                (c) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against Seller pending or, to the best of Seller's knowledge, threatened before the National Labor Relations Board or any other comparable authority;

                (d) there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the best of Seller's knowledge, threatened against or directly affecting Seller;

                (e) to the best of Seller's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years;

                (f) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the best of Seller's knowledge, no claims therefor exist or have been threatened;

                (g) the employees of Seller are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against Seller or currently being negotiated by Seller; and

                (h) all persons classified by Seller as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and Seller has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

            A.19 EMPLOYEE BENEFIT PLANS.

                (a) Definitions.

                    (i) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, independent contractors or directors.

                                  Appendix A-8

                    (ii) "Seller Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by Seller or with respect to which Seller has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, employees or independent contractors of Seller as of the Closing Date.

                    (iii) "Seller Plan" means any Employee Benefit Plan for which Seller is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by Seller or to which Seller is obligated to make payments, in each case with respect to any present or former employees of Seller as of the Closing Date.

                    (iv) "Employee Benefit Plan" means all employee benefit plans of a party within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of a party, or present or former beneficiary, dependent or assignee of any such employee or former employee.

                    (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                    (vi) "ERISA Affiliate" means any person that, together with Seller, would be or was at any time treated as a single employer under Section 414 of the Code and any general partnership of which Seller is or has been a general partner.

                    (vii) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

                    (viii) "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

                    (ix) "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

                (b) Schedule A.19(b) contains a complete and accurate list of all Seller Plans and Seller Benefit Arrangements. Schedule A.19(b) specifically identifies all Seller Plans (if any) that are Qualified Plans.

                (c) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements:

                    (i) true, correct, and complete copies of all the following documents with respect to each Seller Plan and Seller Benefit Arrangement, to the extent applicable, will be delivered to Purchaser after the date hereof: (A) all documents constituting Seller Plans and Seller Benefit Arrangements, including but not limited to, trust agreements, insurance policies,

                                  Appendix A-9
service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto; (c) the last IRS determination letter; (D) the most recent summary plan description;
(E) all notices that were given within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (F) employee manuals or handbooks containing personnel or employee relations policies;

                    (ii) The American Realty Services, Inc. Profit Sharing Plan and The American Realty Services, Inc. 401(k) Plan (the "Seller Qualified Plans") are the only Qualified Plans maintained by Seller. Seller has never maintained or contributed to another Qualified Plan. Each of Seller's Qualified Plans has been determined by the IRS to qualify under Section 401(a) of the Code, and any trusts maintained pursuant thereto have been determined by the IRS to be exempt from federal income taxation under Section 501 of the Code, and, to the best of Seller's knowledge, nothing has occurred with respect to the design or operation of the Seller Qualified Plans since the date of such determination that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                    (iii) Seller has never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

                    (iv) each Seller Plan and each Seller Benefit Arrangement has been maintained in material compliance with its constituent documents and the provisions of the Code and ERISA;

                    (v) other than routine claims for benefits, there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Seller Plans or Seller Benefit Arrangements that would, if successful, result in liability of Seller or any Stockholder, and no claims or lawsuits have been asserted, instituted or, to the best of Seller's knowledge and the knowledge of the Stockholders, threatened by, against, or relating to any Seller Plan or Seller Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Seller Plan, by or against Seller with respect to any Seller Plan or Seller Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Seller Plan or Seller Benefit Arrangement, and Seller does not have knowledge of any fact that could form the basis for any such claim or lawsuit. Seller Plans and Seller Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Seller Qualified Plans under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

                    (vi) other than accelerated vesting that will occur under the American Realty Tax Services, Inc. Profit Sharing Plan due to its termination, no Seller Plan or Seller Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits,

                                  Appendix A-10
severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                    (vii) with respect to each Seller Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for Seller or any Stockholder, officer, director, or employee of Seller;

                    (viii) all reporting, disclosure, and notice requirements of ERISA and the Code have been materially complied with regarding each Seller Plan and each Seller Benefit Arrangement;

                    (ix) all amendments and actions required to bring Seller Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Effective Date, or (B) are disclosed on Schedule A.19(c);

                    (x) payment has been made of all amounts that Seller is required to pay as contributions to Seller Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Seller Plan or Seller Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved or reflected in accordance with GAAP as of the Seller Balance Sheet Date; and all monies withheld from employee paychecks with respect to Seller Plans have been transferred to the appropriate plan within thirty (30) days of such withholding;

                    (xi) Seller has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

                    (xii) no statement, either written or oral, has been made by Seller to any person with regard to any Seller Plan or Seller Benefit Arrangement that was not in accordance with Seller Plan or Seller Benefit Arrangement and that could have a material adverse economic consequence to Seller;

                    (xiii) Seller has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Seller Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

                    (xiv) all group health plans of Seller and its Affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) of the Code;

                                  Appendix A-11

                    (xv) except as disclosed on Schedule A.19(c), no employee or former employee of Seller or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) continuation coverage mandated under Section 4980B of the Code with respect to employees actively employed by Seller as of the Closing Date.

                (d) Schedule A.19(d) hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of Seller for the last three (3) fiscal years.

            A.20 CONFORMITY WITH LAW; LITIGATION. To the best of Seller's knowledge, Seller has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect. Except as set forth on Schedule A.20, there are no claims, actions, suits or proceedings, pending or, to the best of Seller's knowledge, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Seller or against any of its properties or business.

            A.21 TAXES.

                (a) (i) Seller has timely filed or will timely file all requisite federal, state and other Tax (as defined below) returns, reports and forms ("Tax Returns") for all periods ended on or before the Closing Date, and all such Tax Returns are true, correct and complete in all respects. Seller has provided true and correct copies of Tax Returns for the years 1993, 1994, 1995 and 1996, and all Tax schedules provided to Stockholders by Seller.

                    (ii) The amounts shown as accruals for Taxes on the Seller Balance Sheet are sufficient for the payment of all applicable Taxes, whenever determined, for all fiscal periods or portions thereof ended on or before that date, and such accruals as adjusted through the Closing Date in accordance with past custom and practice of Seller will be sufficient for the payment of all applicable Taxes, whenever determined, for all fiscal periods or portions thereof ending on or before the Closing Date.

                    (iii) Seller does not have any knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Seller or otherwise have an Material Adverse Effect on Seller.

                                  Appendix A-12

                (b) Seller has, since October 1, 1985, been an S Corporation within the meaning of Section 1361 of the Code.

                (c) For purposes of this Agreement, the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

            A.22 GOVERNMENT CONTRACTS.

                (a) Except as set forth on Schedule A.22, to the best of Seller's knowledge, it is not a party to any governmental contracts.

                (b) Seller has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any governmental agency or authority, nor, to the best of Seller's knowledge, has any suspension or debarment action been threatened or commenced. To the best of Seller's knowledge, there is no valid basis for Seller's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any governmental agency or authority.

                (c) Except as set forth in Schedule A.22, Seller has not been, nor is it now being, audited, or, to the best of Seller's knowledge, investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the best of Seller's knowledge, has such audit or investigation been threatened.

                (d) Seller has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any governmental agency or authority, relating to a contract.

                (e) To the best of Seller's knowledge, it has not, with respect to any contract, received a cure notice advising Seller that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

                (f) To the best of Seller's knowledge, Seller has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any governmental agency or authority.

                (g) To the best of Seller's knowledge, no employee, agent, consultant, representative, or Affiliate of Seller is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to Seller's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

                                  Appendix A-13

                (h) Each of Seller's contracts has been issued, awarded or novated to Seller in Seller's name.

            A.23 ABSENCE OF CHANGES. Since the Seller Balance Sheet Date, Seller has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule A.23, there has not been:

                (a) any change that by itself or together with other changes, has had or is likely to have a Material Adverse Effect;

                (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Seller;

                (c) any change in the authorized capital of Seller or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                (d) other than distributions to enable Stockholders to pay taxes as permitted under Section 6.3(d) of the Agreement, any declaration, promise of or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Seller;

                (e) any increase, or promise of an increase, in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Seller to any of its officers directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future customer prospects of Seller;

                (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Seller to any person, including without limitation the Stockholders and their Affiliates;

                (h) any cancellation, or agreement to cancel, any substantial indebtedness or other obligation owing to Seller, including without limitation any indebtedness or obligation of any Stockholders or any Affiliate thereof, provided that Seller may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                                  Appendix A-14

                (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of Seller;

                (k) any waiver of any material rights or claims of Seller;

                (l) any breach, amendment or termination of any Material Contract or Material Permit;

                (m) any breach of any Contract that may give rise to a lawsuit against Seller, its officers, directors or agents or the Stockholders, that could result in a Material Adverse Effect on the Seller or the Seller Assets or the Seller Business.

                (n) any transaction by Seller outside the ordinary course of business;

                (o) any capital expenditure or commitment by Seller, either individually exceeding $25,000, or in the aggregate exceeding $100,000;

                (p) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or the revaluation by Seller of any of its assets;

                (q) any creation or assumption by Seller of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for taxes not yet due and payable);

                (r) any entry into, amendment of, relinquishment, termination or non-renewal by Seller of any Contract requiring aggregate payments by Seller in excess of $25,000;

                (s) any loan by Seller to any person or entity, incurring by Seller, of any indebtedness, guaranteeing by Seller of any indebtedness, issuance or sale of any debt securities of Seller or guaranteeing of any debt securities of others;

                (t) the commencement or notice or, to the best of Seller's knowledge, threat of commencement of any lawsuit or proceeding against or investigation of Seller or any of its affairs; or

                (u) negotiation or agreement by Seller or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

            A.24 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule A.24 sets forth an accurate list as of the date of this Agreement, of:

                                  Appendix A-15

                (a) the name of each financial institution in which Seller has any account or safe deposit box;

                (b) the names in which the accounts or boxes are held;

                (c) the type of account; and

                (d) the name of each person authorized to draw thereon or have access thereto.

            Schedule A.24 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from Seller or Stockholders and a description of the terms of such power.

            A.25 RELATIONS WITH GOVERNMENTS. Seller has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

            A.26 DISCLOSURE. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Purchaser pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Stockholders and Seller contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Stockholders or Seller to Purchaser in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to Seller that has specific application to any Stockholder or Seller (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, financial condition, or results of operations of Seller that has not been set forth in this Agreement or any Schedule hereto.

            A.27 ABSENCE OF CLAIMS AGAINST SELLER. Except as disclosed on Schedule A.27, no Stockholder, director, employee, agent or Affiliate of any such Person has any claims against Seller.

            A.28 INTELLECTUAL PROPERTY.

                (a) Intellectual Property shall include all of Seller's, Stockholders' and their Affiliates' right, title, benefit, and interest in and to (1) all United States and foreign patents, service marks, trade names, trademarks, trademark and service mark registrations, trademark and service mark applications, logos, copyrights, copyright registrations and copyright applications, (2) the goodwill associated with the trademarks, service marks, and trade names, (3) all formulae, technology, methods, databases, designs, processes, inventions, know-how, and trade secrets,

                                  Appendix A-16

(4) all computer software, including proprietary applications software, documentation and related object and source codes, (5) any and all licenses or interest therein to use the intellectual property or proprietary information of any other person or entity, and (6) all other intellectual property or proprietary rights owned or used by Seller in connection with the operation of Seller's business as presently being conducted. All of the foregoing shall be collectively referred to as the Intellectual Property and shall be set forth on Schedule A.28(a).

                (b) Other than as set forth on Schedule A.28(b), Seller owns or possesses adequate, enforceable and transferable long-term licenses or other rights to use, without payment, all copyrights, patents, trade names, trade secrets, trademarks, franchises and similar rights now used or employed in Seller's business, the absence of which would have a Material Adverse Effect (the "Intellectual Property"), and such rights will not cease to be valid rights of Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                (c) Seller owns the entire right, title and interest in and to the Intellectual Property, which includes but is not limited to the items listed on Schedule A.28(a). Except to the extent set forth on Schedule A.28(c), Seller's rights, title and interest in and to the Intellectual Property are valid and in good standing, enforceable, freely assignable, and not subject to material liens, charges, contractual rights or, to the best of Seller's or Stockholder's knowledge, direct or indirect claims or other interests of any other person, including any right to royalties or other compensation in connection therewith, and are adequate and sufficient to permit Seller to conduct its business as presently being conducted.

                (d) Schedule A.28(d) sets forth all of the following: (i) Seller's valid and subsisting trademark and service mark registrations and patents issued by the United States Patent and Trademark Office ("PTO"); (ii) Seller's patent applications and applications for trademark or service mark registration pending before the PTO as of the Closing; (iii) Seller's copyright registrations issued by the United States Register of Copyrights; (iv) Seller's valid and subsisting patents, trademark or service mark registrations, and copyright registrations issued by governmental or regulatory authorities in any other country or state, and all applications therefor as of the Closing. All patents, trademark or service mark registrations, copyright registrations, and applications therefor set forth on Schedule A.28(d) have been properly maintained and, if applicable, renewed in accordance with the laws and regulations of the relevant countries and states. To the best of Seller's knowledge, no trademark or service mark has been or is now involved in any opposition, invalidation or cancellation, and no such action is threatened.

                (e) Except as set forth on Schedule A.28(e), (i) Seller is not obligated to pay any amount, whether as a royalty, license fee or other payment, to any person or entity to use any of the Intellectual Property; (ii) no action is presently planned or pending against any person or entity to protect or enforce any right or interest of Seller in and to the Intellectual Property; and
(iii) none of the Intellectual Property has been assigned, licensed, sublicensed, encumbered, made subject to a lien or security interest or transferred, in whole or in part, to or by any person or entity.

                                  Appendix A-17

                (f) Except as otherwise disclosed on Schedule A.28(f), Seller has no knowledge of any need for any license to any intellectual property or proprietary right of any third party to operate the business as presently being conducted.

                (g) (i) Except as disclosed on Schedule A.28(g), to the best of Seller's knowledge, no other person or entity has infringed or is infringing upon, or is engaged in any activity which would constitute a misappropriation of, any of Seller rights or interest in and to any of the Intellectual Property;
(ii) Seller's rendering of its services and use of the Intellectual Property does not infringe upon the patent, copyright, trademark, service mark, trade secret, trade name, or other intellectual property or proprietary right of any third party; (iii) except as disclosed on Schedule A.28(g), Seller has received no notice nor any threat of claim that the Intellectual Property infringes any proprietary right of any other person or entity; and (iv) to the best of Seller's knowledge, Purchaser's use of the Intellectual Property, including, without limitation, Purchaser's rendering of services offered by Seller as of the Closing, will not infringe upon the intellectual or proprietary right of any other person or entity.

                (h) To the best of Seller's knowledge, all trade secrets owned or used by Seller are owned free of any adverse claims, rights or encumbrances as to its exclusive rights thereto.

                (i) To the best of Seller's knowledge, (i) none of the Intellectual Property has been used, divulged, disclosed or appropriated to the detriment of Seller for the benefit of any other person or entity other than Seller; (ii) no employee, independent contractor or agent of Seller has misappropriated any trade secrets of any other person or entity in the course of the performance of his or her duties as an employee, independent contractor or agent of Seller; and (iii) other than as set forth on Schedule A.28(i), no employee, independent contractor or agent of Seller is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Intellectual Property.

                (j) To the best of Seller's knowledge, Seller has not at any time engaged in any conduct or omitted to perform any necessary act, the result of which could invalidate or adversely affect the validity or enforceability of any of the Intellectual Property.

            A.29 PREDECESSOR STATUS; ETC. Schedule A.29 sets forth a listing of all names of all predecessor companies or subsidiaries of Seller and its Affiliates, including without limitation the names of any entities from whom Seller has acquired material assets. Seller has not at any time been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

            A.30 BOOKS AND RECORDS. Seller has made and kept (and given or will give Purchaser access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller. Seller has not engaged in any material transaction, maintained any bank account or used any corporate funds in any material respect except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

                                  Appendix A-18

            A.31 BROKER'S FEES. No Person retained by Seller or the Stockholders is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

            A.32 ACCURACY OF INFORMATION. No representation or warranty by Seller or the Stockholders in a Transaction Document, and no information contained therein or otherwise delivered to Purchaser in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Seller (other than general economic or industry conditions) that may materially adversely affect Seller Assets or Seller Business that has not been set forth in this Agreement or the other documents furnished to Purchaser on or prior to the date hereof in connection with the Transactions.

            A.33 INVESTMENT. Seller (i) understands that the Purchaser Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Purchaser Note solely for its own account for investment purposes, and not with a view to the distribution thereof, other than possible distributions to the Stockholders, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Purchaser and has had the opportunity to obtain additional information as desired in the Purchaser Note, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Purchaser Note, and (vi) is an Accredited Investor as defined in Regulation D.

            A.34 TRUST FUNDS. Except for retirement plan funds held in trust for Seller Plan, employee contributions to a 401(k) Plan held pending transit to the Plan trustee, and funds deposited with Seller by a financial institution for payment to a taxing authority, neither Seller nor the Stockholders (in connection with the Seller's business) hold any funds under any fiduciary undertaking or obligation or in trust for any Person.

                                  Appendix A-19

                                   APPENDIX B

B.          REPRESENTATIONS OF PURCHASER

            B.1 DUE ORGANIZATION. NAIG is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a Material Adverse Effect. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a Material Adverse Effect.

            B.2 AUTHORIZATION; VALIDITY OF OBLIGATIONS. The representatives of Purchaser and NAIG executing this Agreement have all requisite corporate power and authority to enter into and bind Purchaser to the terms of this Agreement, Purchaser has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and NAIG and the performance by Purchaser and NAIG of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of Purchaser and NAIG, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Purchaser and NAIG, enforceable in accordance with its terms.

            B.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

                (a) conflict with, or result in a Default under Purchaser's or NAIG's Charter Documents or Bylaws;

                (b) other than such as would not, individually or in the aggregate have a Material Adverse Effect, conflict with, or result in a Default under any Contract to which Purchaser or NAIG is a party;

                (c) violate any Regulation or Court Order to which Purchaser or NAIG is subject, or by which Purchaser or NAIG is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

            B.4 FINDER'S FEES. No Person retained by Purchaser or NAIG is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

                                  Appendix B-1

            B.5 SEC FILINGS. NAIG has complied in all material respects with all SEC reporting requirements and has provided Seller and the Stockholders with accurate, true and complete copies of all SEC filings made by Purchaser during 1997 (and, if not filed by Purchaser during 1997, a complete copy of Purchaser's most recently-filed Form 10-K).

                                  Appendix B-2